Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition on December 9, 2004 by us of Akesis Delaware.

The financial statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Form 10-Q for the three and nine months ended September 30, 2004, and our Form 10-K for the year ended December 31, 2003, and the Akesis Delaware historical financial statements and notes thereto, included as Exhibit 99.1 to this Form 8-K. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 assumes the Akesis Delaware acquisition occurred on September 30, 2004. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and 2003 and the year ended December 31, 2003 give effect to the Akesis Delaware acquisition as if it had occurred as January 1, 2003. See description of Unaudited Pro Forma Adjustments following the Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the Akesis Delaware acquisition been completed as of the dates assumed, nor is it intended to project our future financial position or results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004

		Pro Forma Adjustments*
	Historical	Addition of Akesis (a)	Other		Pro Forma With Akesis
Assets
Current assets:
Cash and cash equivalents	$—	$92	$1,500,000	(b)	$1,634,446
			134,354	(c)

Total assets	$—	$92	$1,634,354		$1,634,446

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,965	$194,738	$(3,965	)(b)	$125,765
			(68,973	)(d)
Interest payable	98,535	—	(98,535	)(b)	—
Notes payable	92,405	—	(92,405	)(b)	—

Total current liabilities	194,905	194,738	(263,878)		125,765
Stockholders’ equity (deficit)	(194,905)	(194,646)	1,694,905	(b)	1,508,681
			134,354	(c)
			68,973	(d)

Total liabilities and stockholders’ equity (deficit)	$—	$92	$1,634,354		$1,634,446

* See Note 2 on page 6 for pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2004

			Pro Forma Adjustments*
		Historical	Addition of Akesis (a)	Other		Pro Forma With Akesis
Revenue		$—	$—			$—
Cost of goods sold		—	—			—

Gross margin		—	—			—
Operating costs and expenses:
Selling, general and administrative		9,337	371,962	(68,973	)(d)	312,326

Total expenses		9,337	371,962	(68,973)		312,326

Loss from operations		(9,337)	(371,962)	68,973		(312,326)
Interest income/(expense), net		(16,222)	(6,248)	16,222	(b)	(6,248)

Loss before income taxes		(25,559)	(378,210)	85,195		(318,574)
Provision for income taxes		—	—	—		—

Net loss		$(25,559)	$(378,210)	$85,195		$(318,574)

Net loss per common share - basic and diluted	$	(—)				$(0.02)

Weighted-average common shares outstanding - basic and diluted		6,970,785				15,000,000

* See Note 2 on page 6 for pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2003

		Pro Forma Adjustments*
	Historical	Addition of Akesis (a)	Other		Pro Forma With Akesis
Revenue	$—	$4,785			$4,785
Cost of goods sold	—	1,702			1,702

Gross margin	—	3,083			3,083
Operating costs and expenses:
Selling, general and administrative	38,521	12,016			50,537
Total expenses	38,521	12,016			50,537

Loss from operations	(38,521)	(8,933)			(47,454)
Other income/(expense), net	230	—			230

Loss from continuing operations before income taxes	(38,291)	(8,933)			(47,224)
Provision for income taxes	—	—			—
Gain from discontinued operations	44,860	—			44,860

Net income (loss)	$6,569	$(8,933)	$—		$(2,364)

Net income (loss) per common share - basic and diluted	$—			$	(—)

Weighted-average common shares outstanding - basic and diluted	981,412				15,000,000

*See Note 2 on page 6 for pro forma adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2003

	Pro Forma Adjustments *
	Historical	Addition of Akesis (a)	Other		Pro Forma With Akesis
Revenue	$—	$4,785				$4,785
Cost of goods sold	—	1,702				1,702

Gross margin	—	3,083				3,083
Operating costs and expenses:
Selling, general and administrative	56,962	28,480				85,442

Total expenses	56,962	28,480				85,442

Loss from operations	(56,962)	(25,397)				(82,359)
Interest income/(expense), net	(21,081)	(5,894)	21,081	(b)		(5,894)
Other income/(expense), net	230	—				230

Loss from continuing operations before income taxes	(77,813)	(31,291)	21,081			(88,023)
Provision for income taxes	—	—				—
Gain from discontinued operations	45,830					45,830

Net loss	$(31,983)	$(31,291)	$21,081			$(42,193)

Net loss per common share - basic and diluted	$(0.33)				$	(—)

Weighted-average common shares outstanding - basic and diluted	96,367					15,000,000

* See Note 2 on page 6 for pro forma adjustments.

NOTE 1. AKESIS DELAWARE ACQUISITION

Two of the conditions of closing of the Akesis Delaware acquisition were that as of the closing on December 9, 2004, all of our debt would be paid or extinguished and we would have $1.5 million of unrestricted cash on hand. As of immediately following the closing, as a result of the issuances of our shares to the former Akesis Delaware shareholders, such former Akesis Delaware shareholders held approximately 70% of the outstanding shares of the post-merger combined company, and the Liberty shareholders held the remaining approximately 30% of the outstanding shares of the post-merger combined company. Post-merger there are approximately 15 million shares of common stock outstanding. The acquisition was consummated pursuant to the merger of Ann Arbor Acquisition Corporation, our wholly-owned subsidiary, with and into Akesis Delaware. Akesis Delaware is the surviving entity and our wholly-owned subsidiary. Effective January 14, 2005, we changed our name to Akesis Pharmaceuticals, Inc. and our trading symbol was changed to AKES.ob. Please see the Form 8-K filed on January 18, 2005 regarding this matter for additional details.

NOTE 2. PRO FORMA ADJUSTMENTS

The following are descriptions of the pro forma adjustments related to the Akesis Delaware acquisition, identified as (a) through (d) in the accompanying Pro Forma Condensed Consolidated Balance Sheet and Pro Forma Condensed Consolidated Statements of Operations:

(a)	inclusion of Akesis Delaware’s historical balance sheet and statements of operation

(b)	recording our $1.5 million cash balance and elimination of our debt as of the closing of the Akesis Delaware acquisition

(c)	recording $134,354 in connection with the exercise of Akesis Delaware stock options by Akesis Delaware optionees subsequent to September 30, 2004 that would have expired, if not exercised, concurrent with the closing of the Akesis Delaware acquisition

(d)	elimination of $68,973 in legal fees of Akesis Delaware incurred during the nine months ended September 30, 2004 directly related to the Akesis Delaware acquisition

NOTE 3. TAX RETURNS

Akesis Pharmaceuticals, Inc., a Nevada corporation (“Akesis Nevada” and formerly known as Liberty Mint, Ltd., Hana Acquisitions, Inc., Petrosavers International, Inc., and St. Joseph Corp. VI) has not filed any tax returns. Akesis Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of Akesis Nevada, has filed applicable tax returns. Based on a review of the Form 10-K’s filed via EDGAR by Akesis Nevada with the Securities and Exchange Commission, Akesis Nevada has generated substantial losses in each of the years indicated in such Form 10-K’s. Accordingly, Akesis Nevada does not believe that the failure to file tax returns represents a material liability.